Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	November 19, 2025
Contact:	Timothy J. Mulvaney
VP, Treasurer and CFO
Telephone:	540-777-3997

RGC RESOURCES, INC.

REPORTS 2025 EARNINGS

ROANOKE, Va. (November 19, 2025)--RGC Resources, Inc. (Nasdaq:  RGCO) announced consolidated Company earnings of $13.3 million, or $1.29 per share, for the fiscal year ended September 30, 2025, compared to $11.8 million, or $1.16 per share, for the fiscal year ended September 30, 2024.  The strong increase reflected record levels of gas deliveries aided by higher operating margins, partially offset by inflationary cost increases and lower equity earnings from the Company’s investment in the Mountain Valley Pipeline (MVP).  MVP's equity earnings in the first three quarters of fiscal 2024 contained significant allowance for funds used during construction.

Roanoke Gas made further investments in its utility infrastructure to drive customer growth and enhance system reliability.  CEO Paul Nester stated, “We delivered gas effectively and efficiently to all of our customers in what turned out to be one of the coldest winters in the last decade, resulting in the highest annual volume of gas we have ever delivered.  Also, we are pleased to have successfully refinanced and extended the maturity of RGC Midstream’s debt in September.”

Net loss for the quarter ended September 30, 2025 was $204,000, or $0.02 per share, compared to net income of $141,000, or $0.01 per share, for the quarter ended September 30, 2024.  The fourth quarter is seasonally weaker and had higher expense levels year over year, which resulted in a modest loss.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company and RGC Midstream, LLC.

The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from any expectations expressed in the Company’s forward-looking statements, regarding customer growth, infrastructure investment and margins. These risks and uncertainties include inflation, gas prices and supply, geopolitical considerations, expectations regarding the rate making, MVP operation and Southgate and Boost construction, along with risks included under Item 1-A in the Company’s fiscal 2024 Form10-K.  Forward-looking statements reflect the Company’s current expectations only as of the date they are made. The Company assumes no duty to update these statements should expectations change or actual results differ from current expectations except as required by applicable laws and regulations.

Past performance is not necessarily a predictor of future results.

Summary financial statements for the fourth quarter and twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Twelve months ended September 30,
	2025	2024	2025	2024

Operating revenues	$14,318,014	$13,104,302	$95,334,212	$84,641,232
Operating expenses	14,795,036	12,861,881	76,886,711	67,559,472
Operating income (loss)	(477,022)	242,421	18,447,501	17,081,760
Equity in earnings of unconsolidated affiliate	807,162	872,048	3,234,632	3,851,871
Other income, net	1,051,914	887,837	2,232,883	1,028,761
Interest expense	1,620,552	1,734,906	6,543,511	6,504,885
Income (loss) before income taxes	(238,498)	267,400	17,371,505	15,457,507
Income tax expense (benefit)	(34,159)	126,578	4,091,535	3,696,611

Net income (loss)	$(204,339)	$140,822	$13,279,970	$11,760,896

Net earnings (loss) per share of common stock:
Basic	$(0.02)	$0.01	$1.29	$1.16
Diluted	$(0.02)	$0.01	$1.29	$1.16

Cash dividends per common share	$0.2075	$0.2000	$0.8300	$0.8000

Weighted average number of common shares outstanding:
Basic	10,333,432	10,223,785	10,304,109	10,152,909
Diluted	10,338,346	10,228,365	10,308,686	10,156,480

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
Assets	2025	2024
Current assets	$23,319,191	$25,072,301
Utility property, net	274,913,583	262,041,454
Other non-current assets	31,606,792	33,585,468

Total Assets	$329,839,566	$320,699,223

Liabilities and Stockholders’ Equity
Current liabilities	$22,539,724	$28,698,430
Long-term debt, net	145,769,163	136,672,908
Deferred credits and other non-current liabilities	47,977,889	47,191,110
Total Liabilities	216,286,776	212,562,448
Stockholders’ Equity	113,552,790	108,136,775

Total Liabilities and Stockholders’ Equity	$329,839,566	$320,699,223